UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 6, 2008

HOUSERAISING, INC.
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(Exact Name of Registrant as Specified in Charter)

North Carolina
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(State or Other Jurisdiction of Incorporation)

000-50701
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(Commission File Number)

56-2253025
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(I.R.S. Employer Identification No.)

4801 East Independence Boulevard, Suite 201
Charlotte, North Carolina 28212
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(Address of Principal Executive Offices) (Zip Code)

(704) 532-2121
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(Registrant's Telephone Number, Including Area Code)
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(Former Name or Former Address, if Changed since Last Report)

This Current Report on Form 8-K is filed by HouseRaising, Inc., a North Carolina corporation (the “Registrant”), in connection with the matters described herein.

ITEM 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement..

The Registrant reports that on February 6, 2008 the Registrant received a demand letter and notice of default from Wachovia Bank, N.A. (“Wachovia”) for $7,984,530.62 which reflects a principal balance ($7,900,000) and accrued interest ($84,530.62) through February 5, 2008 for the three previously reported lines of credit the Registrant has with Wachovia.

The Registrant previously reported in a Form 8-K filed with the Commission on December 3, 2007, that it signed an agreement, dated November 30, 2007 (the “Agreement), with Wachovia, to extend its line of credit in the principal amount of $2,750,000 to January 2, 2008 with all other terms and conditions unchanged and that it was negotiating with Wachovia on the collateral guarantee with respect to $1,375,000 of a $2,750,000 line of credit which needed to be renewed to the satisfaction of Wachovia by the due date of January 2, 2008. The Registrant has and will continue to negotiate with Wachovia on this matter. Wachovia has notified the Registrant, however, that because it has not paid the $2,750,000 note in full (principal and accrued interest) that it declares this note in default and is accelerating the outstanding balance and demands payment on all notes payable to Wachovia by close of business February 12, 2008 to avoid legal action. Wachovia has also notified Registrant pursuant to N.C. Gen Stat. §6-21.2 that Wachovia intends to enforce the attorneys’ fees provisions contained in the Loan Documents. The statute provides that if the noted balance is paid in full within five days from the date of the mailing of notice, the attorney’s fees provisions shall be unenforceable.

Registrant will continue to negotiate with Wachovia on this matter and remains hopeful that a resolution satisfactory to Wachovia can be worked out.

ITEM 8.01	OTHER EVENT.

As a result of Wachovia’s action, the Registrant initiated a reduction in workforce (notice of indefinite layoff) effective February 11, 2008 to substantially curtail its workforce to essential personnel that can maintain existing operations and continue construction of existing design/build sales contracts. The Registrant projects that this reduction in workforce would reduce monthly payroll expenditures by approximately $200,000 and allow the Registrant to continue operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSERAISING, INC.

By:	/s/ Gregory J. Wessling
Gregory J. Wessling
Chairman, CEO and President

Date: February 11, 2008